Exhibit 99.1
Fiscal Quarter Ended
July 31, 2010

Mass Megawatts Announces Results for Three Months Ended July 31,2010

WORCESTER, MA., September 14, 2010 /PRNewswire-FirstCall/ -- Mass Megawatts Wind Power, Inc.(OTC Bulletin Board: MMGW.OB)(massmegawatts.com) reports a net loss of $150,399 or two cents per share in the first fiscal quarter ending July 31,2010. In the same period last year, Mass Megawatts reported a net loss of two cents per share or $131,558 for the first fiscal quarter ending July 31,2009.

Mass Megawatts, a company with less than ten million shares issued and outstanding, continues to avoid a severe cash flow problem experienced in recent years by the Company. Without the burden of  cash and debt issues, Mass Megawatts is in position to complete the goals related to product development and the preparation for mass production of their MAT wind turbines.

In recent news, Mass Megawatts improved its product design in order to reduce the cost of wind power using modified augmenters.

This press release contains forward-looking statements that could be affected by risks and uncertainties, including but not limited to Mass Megawatts’ ability to produce a cost-effective wind energy conversion device. Among the factors that could cause actual events to differ materially from those indicated herein are: the failure of Mass Megawatts Wind Power, Inc.’s to achieve or maintain necessary zoning approvals with respect to the location of its MAT power developments; the ability to remain competitive; to finance the marketing and sales of its electricity; general economic conditions; and other risk factors detailed in periodic reports filed by Mass Megawatts Wind Power, Inc.

Contact:

Jon Ricker (508) 751-5432
JonRicker@massmegawatts.com

www.massmegawatts.com